Exhibit 10.2

RSU AWARD GRANT LETTER AND CERTIFICATE

To:     ______________
From: Burford Capital LLC

__________, 20__
Dear _________________:

The Burford Capital 2016 Long Term Incentive Plan (the Plan)
Congratulations! By action of the Compensation Committee of Burford Capital Limited (the Company) Board of Directors, you have been granted a conditional Restricted Stock Unit award over _________ ordinary shares of the Company (the Award) pursuant to the Plan, effective as of _______, 20__. That Award is the equivalent of $_______ using the average closing price on the New York Stock Exchange of $___ for the following three trading days: _________.
Vesting of the Award is subject to continued employment with the Company’s group (the Group).
Plan Requirements
Vesting

Except as provided below, you must be employed by the Group continuously from today until three years from the date of Award (the Vesting Date) to vest in the shares subject to the Award.
If you cease employment prior to the Vesting Date due to death, disability or retirement, you will continue to hold your Award until the Vesting Date as if you had not ceased employment. In such case, the number of shares that may vest may be reduced proportionately on a time basis to reflect the date of your cessation of employment in the Performance Period. If you cease employment for any other reason (including if your employment is terminated by the Group’s employing company), your Award will not vest.

Malus and Clawback
Awards are subject to standard malus and clawback provisions for up to five years from the Vesting Date. Some or all of the shares vested under your Award may be reduced or forfeited and/or the terms applicable to the Award revised in the following circumstances:

i.a material financial misstatement or miscalculation of the Company’s audited financial accounts;
ii.the assessment of any performance condition on vesting which was based on error, misleading information or inaccurate assumptions; or
iii.the gross misconduct of a participant.
Tax
A general summary of the current taxation treatment of Awards granted under the Plan is appended to this letter of grant and award certificate. It is provided as general guidance only and does not take account of your personal circumstances. You may therefore wish to take professional advice on your individual tax position.
It is a condition to the vesting of the shares under the Award that you will meet your income tax, social security contributions or any other liability arising on such vesting in accordance with the rules of the Plan.
General
The detailed terms governing the Award are set out in the rules of the Plan which are legally binding and are deemed to be incorporated in this letter of grant (and in the event of any inconsistency the rules of the Plan will take precedence), and the Plan Global Deed Poll, which is available for inspection at the Company’s registered office.
The shares under the Award prior to vesting are not transferable except on a participant’s death and will be forfeited in the event of any assignment, charge, disposal or other dealing.
Please sign the attached form to acknowledge receipt of this Award and to your agreement to the terms of it within 30 days.
If you have any queries in relation to the Plan or the Award, please contact ________________.
We hope that the Award will further incentivize employees to work together for Burford’s future success!

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FORM OF ACKNOWLEDGEMENT

Grant of a conditional Restricted Stock Unit award under the Burford Capital 2016 Long Term Incentive Plan
I acknowledge receipt of my award dated ____________, 20__ under the Burford Capital 2016 Long Term Incentive Plan and agree to the terms of it.

Signature …………………………………………………….. Name:    …………………………………………………….. Date:    ……………………………………………………..

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TAX SUMMARY

This Appendix contains certain U.S. federal income tax consequences applicable to conditional share awards (the Awards) granted to employees under the Burford Capital 2016 Long Term Incentive Plan (the Plan) who are subject to United States federal income taxation based on statutory authority and judicial and administrative interpretations as of the date of this summary, which are subject to change at any time (possibly with retroactive effect). This Appendix does not address federal estate tax, social security tax or non-U.S. tax issues or state and local tax issues that may arise in connection with the Awards, and assumes that all Awards issued under the Plan are and will be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code. Since these rules are technical and complex, the discussion below represents only a general summary. Accordingly, we urge you to consult with your personal tax advisor.

Income and Employment Taxes
No amount generally will be required to be included in income by you at the time the Awards are made. Income and employment taxes (i.e., FICA taxes, including Social Security and Medicare) generally will become due upon the vesting of the Awards based on the fair market value of the ordinary shares underlying such Awards at the time of vesting. Upon release of shares under the Awards, you generally will recognize ordinary income in an amount equal to the fair market value per share on the day that the ordinary shares underlying the Awards are transferred to you multiplied by the number of ordinary shares transferred to you (including, for this purpose, any shares that are sold on your behalf or withheld to satisfy applicable withholding tax obligations as described below). Your tax basis in the ordinary shares issued on the payment date generally will be the fair market value of such ordinary shares on such date, and your holding period will begin on the day after the payment date.

Capital Gains Tax
Any gain or loss you realize upon a subsequent sale of the ordinary shares issued upon payout of your Awards generally will be taxable as a capital gain or loss and will be long-term gain or loss if such shares have been held for more than one year. The amount of any such gain or loss generally will be equal to the difference between the amount realized upon sale and your tax basis in such shares, which, in this case, generally will be the fair market value of the ordinary shares issued on payout of the Awards. Any capital gain or loss realized on a sale or disposition of such shares also may be subject to a 3.8% net investment income tax to the extent you have net investment income for the year and your adjusted gross income for the year exceeds $200,000 (or $250,000, in the case of joint filing taxpayers). Net investment income generally includes gross income from dividends and net gain from the disposition of property, such as the ordinary shares, less certain deductions. You should seek tax advice based on your own particular circumstances from your independent tax advisor.

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Tax Withholding

The amount of income required to be included on payment of the Awards is subject to the satisfaction of all applicable federal and state and local tax withholding requirements. The Company will withhold taxes as required (i) from the proceeds of the sale of an applicable number of ordinary shares, (ii) by withholding an applicable number of ordinary shares otherwise issuable to you upon the Award payout date, (iii) from your paycheck to the extent permitted by applicable law, or (iv) by any other means that is administratively practicable and within the parameters of the Plan and applicable law, and remit such taxes to the other applicable tax authority on your behalf. The sale of ordinary shares to meet the applicable tax withholding obligations generally will be a disposition for capital gains tax purposes.

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